Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Shell plc, Shell Finance US Inc. and Shell International Finance B.V. for the registration of debt securities, warrants and ordinary shares, and to the incorporation by reference therein of our reports dated March 8, 2023, with respect to the Royal Dutch Shell Dividend Access Trust financial statements and the effectiveness of internal control over financial reporting of the Royal Dutch Shell Dividend Access Trust included in Shell plc’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
December 15, 2023